For Immediate Release

Vishay Precision Group Reports Fiscal 2013 Third Quarter and Nine Month Results

Net revenues up 4.1% year over year for the third quarter and up 6.9% for the nine months. Fourth quarter 2013 guidance of $59 million to $64 million.

MALVERN, Pa. (November 6, 2013) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, based on its resistive foil technology, today announced its third quarter and nine month results ended September 28, 2013.

Ziv Shoshani, VPG’s chief executive officer, said, “Net revenues came in at the lower end of our expectations, at the same time, consolidated adjusted gross margin improved slightly from the third quarter last year. At the operational level in our Foil Technology Products segment, we completed the implementation of a complex, multinational enterprise resource planning system which we have been preparing for over the past two years. While the implementation caused some temporary decrease in revenues and margins in the segment, many issues have been addressed. The implementation had a significant negative impact on the quarter of approximately $3.6 million of revenues, with an associated gross profit of $2.0 million. We fully expect the system will help us provide a much higher level of service to our customers, and greater transparency and efficiencies in the business.”

Mr. Shoshani added, “I remain encouraged with our business environment, as this has been the third quarter in a row with a book-to-bill ratio of 1.04, excluding KELK. Even including the KELK business, which is project driven, our book-to-bill ratio in the quarter was 1.01.”

Net revenues for the third quarter of 2013 were $57.7 million, representing a 4.1% increase from $55.4 million of net revenues for the comparable prior year period. Net revenues for the nine months ended September 28, 2013 were $178.0 million, representing a 6.9% increase from the $166.6 million of net revenues for the comparable prior year period. Comparing sequential results, net revenues for the third quarter of 2013 decreased by $5.1 million, or 8.1%, from $62.8 million in the second quarter of 2013. The decrease is primarily attributable to an enterprise resource planning (ERP) implementation in the Foil Technology Products segment, which temporarily affected revenues in that segment, the project nature of the KELK business, and normal seasonality.

GAAP net earnings attributable to VPG stockholders for the third quarter of 2013 were $1.5 million or $0.11 per diluted share, compared to net earnings attributable to VPG stockholders for the third quarter of 2012 of $1.9 million, or $0.14 per diluted share. GAAP net earnings attributable to VPG stockholders for the nine months of 2013 were $3.2 million, or $0.23 per diluted share compared to $6.5 million, or $0.47 per diluted share for the prior year nine month period.

GAAP net earnings attributable to VPG stockholders for the third quarter of 2013 include approximately $0.9 million of KELK acquisition purchase accounting adjustments which impacted costs of products sold, $0.1 million of acquisition costs and $0.1 million of restructuring costs which affect comparability, as listed on the attached reconciliation table. In the third quarter of 2013, the company recorded a one-time tax benefit of $1.3 million to adjust deferred tax assets subsequent to the enactment of a new tax law in Israel, which effectively increases the corporate income tax rate on certain types of income earned after January 1, 2014. Adjusted net earnings attributable to VPG stockholders for the third quarter of 2013 were $1.2 million or $0.09 per diluted share, compared to $1.9 million, or $0.14 per diluted share for the comparable prior year period. Additionally, the overall impact of foreign exchange rates for the third quarter of 2013 as compared to the prior year period had a negative impact to pretax income of $0.1 million, or $0.01 per diluted share.

GAAP net earnings attributable to VPG stockholders for the nine months of 2013 include approximately $4.4 million of KELK acquisition purchase accounting adjustments which impacted costs of products sold, $0.8 million of acquisition costs, $0.5 million of restructuring costs, and the impact of the one-time tax benefit of $1.3 million described above, which affect comparability, as listed on the attached reconciliation table. Adjusted net earnings attributable to VPG stockholders for the nine months of 2013 were $6.2 million, or $0.44 per diluted share compared to $6.5 million, or $0.47 per diluted share for the prior year nine month period. The overall impact of foreign exchange rates for the nine months of 2013 as compared to the prior year period had a negative impact to pretax income of $2.2 million, or $0.12 per diluted share.

Segments

The Foil Technology Products segment revenues were $22.4 million in the third quarter of 2013, down 3.9 million, or 14.7%, from $26.3 million in the third quarter last year, and down from $24.5 million in the second quarter of 2013. The gross margin for the segment decreased to 36.7% for the third quarter of 2013 versus 38.9% in the third quarter last year and decreased from 38.1% in the second quarter of 2013. The year-over-year decrease in gross margin is primarily due to lower volume, mainly due to the ERP implementation in the quarter, and the effects of foreign exchange rates. The sequential decrease in gross margin is due to lower volume.

The Force Sensors segment revenues were $16.4 million in the third quarter of 2013, compared to $16.5 million in the third quarter last year, and up 1.8% from $16.1 million in the second quarter of 2013. The gross margin for the segment was 17.6% in the third quarter of 2013 versus 20.2% in the third quarter of 2012 and 20.5% in the second quarter of 2013. The year-over-year decrease in gross margin is primarily due to lower volume and customer mix. The sequential decrease in gross margin is mainly due to inventory reduction and higher manufacturing costs related to a new product launch.

The Weighing and Control Systems segment revenues increased to $18.9 million in the third quarter of 2013, up 49.8% from $12.6 million in the third quarter last year, and down 14.9% from $22.2 million in the second quarter of 2013. The gross margin for the segment was 43.0% (47.8% excluding the KELK acquisition purchase accounting adjustments of $0.9 million) in the third quarter of 2013 versus 40.9% in the third quarter of 2012 and 40.1% (50.2% excluding the KELK acquisition purchase accounting adjustments of $2.3 million) in the second quarter of 2013. The year-over-year increase in adjusted gross margin is primarily due to inclusion of three months of KELK results in the segment. The sequential adjusted gross margin decrease is due to lower revenues at KELK, due to the project nature of the business and, to a lesser extent, to seasonality in the process weighing business.

Outlook

Mr. Shoshani concluded, “We expect net revenues in the range of $59 million to $64 million for the fourth quarter of 2013, as the benefits from our ERP system integration should begin to be realized.”

Conference Call and Webcast

A conference call will be held today at 10:00 a.m. EST (9:00 a.m. CST). To access the conference call, interested parties may call 888-317-6016 or internationally 412-317-6016, or log on to the investor relations page of the VPG website at http://ir.vishaypg.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally 412-317-0088 and using the conference number: 10034441. The replay will also be available on the investor relations page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of Foil Technology Products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's Force Sensors Products and its Weighing and Control Systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vishaypg.com.

Forward-Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties or delays in completing acquisitions and integrating acquired companies, including KELK, the inability to realize anticipated synergies and expansion possibilities, difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2012. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Vishay Precision Group, Inc.
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
Wendy.wilson@vishaypg.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 28,	September 29,
	2013	2012
Net revenues	$57,729	$55,430
Costs of products sold	38,486	36,691
Gross profit	19,243	18,739
Gross margin	33.3%	33.8%
Selling, general, and administrative expenses	18,485	15,646
Acquisition costs	57	-
Restructuring costs	99	-
Operating income	602	3,093
Operating margin	1.0%	5.6%
Other income (expense):
Interest expense	(276)	(75)
Other	210	(295)
Total other income (expense) - net	(66)	(370)
Income before taxes	536	2,723
Income tax (benefit) expense	(919)	811
Net earnings	1,455	1,912

Less: net loss attributable to noncontrolling interests	(11)	(30)
Net earnings attributable to VPG stockholders	$1,466	$1,942

Basic earnings per share attributable to VPG stockholders	$0.11	$0.15

Diluted earnings per share attributable to VPG stockholders	$0.11	$0.14

Weighted average shares outstanding - basic	13,734	13,371

Weighted average shares outstanding - diluted	13,944	13,893

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 28,	September 29,
	2013 (1)	2012
Net revenues	$178,027	$166,606
Costs of products sold	117,255	109,136
Gross profit	60,772	57,470
Gross margin	34.1%	34.5%
Selling, general, and administrative expenses	54,847	47,923
Acquisition costs	752	-
Restructuring costs	487	-
Operating income	4,686	9,547
Operating margin	2.6%	5.7%
Other income (expense):
Interest expense	(771)	(216)
Other	(1,073)	15
Total other income (expense) - net	(1,844)	(201)
Income before taxes	2,842	9,346
Income tax (benefit) expense	(339)	2,796
Net earnings	3,181	6,550

Less: net earnings attributable to noncontrolling interests	18	24
Net earnings attributable to VPG stockholders	$3,163	$6,526

Basic earnings per share attributable to VPG stockholders	$0.23	$0.49

Diluted earnings per share attributable to VPG stockholders	$0.23	$0.47

Weighted average shares outstanding - basic	13,504	13,366

Weighted average shares outstanding - diluted	13,940	13,881

(1) During the second quarter of 2013, the Company recorded purchase accounting adjustments associated with the KELK acquisition. An impact of these adjustments was an increase in the costs of products sold of $1.2 million during the first quarter of 2013, therefore, the first quarter 2013 operating results were recast to reflect these adjustments. The recast net earnings attributable to VPG stockholders for the fiscal quarter ended March 30, 2013 were $0.4 million, or $0.03 per diluted share.

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	September 28,	December 31,
	2013	2012
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$68,273	$93,881
Accounts receivable, net	37,030	28,766
Inventories, net	54,900	49,389
Deferred income taxes	3,992	4,258
Prepaid expenses and other current assets	13,861	9,572
Total current assets	178,056	185,866

Property and equipment, net	49,242	52,092
Goodwill	18,472	-
Intangible assets, net	23,827	8,009
Other assets	19,245	17,206
Total assets	$288,842	$263,173

Liabilities and equity
Current liabilities:
Trade accounts payable	$8,501	$9,190
Payroll and related expenses	13,338	12,831
Other accrued expenses	15,650	8,499
Income taxes	7	1,425
Current portion of long-term debt	3,896	167
Total current liabilities	41,392	32,112

Long-term debt, less current portion	24,029	11,154
Deferred income taxes	1,183	1,831
Other liabilities	7,707	7,433
Accrued pension and other postretirement costs	12,734	13,835
Total liabilities	87,045	66,365

Commitments and contingencies

Equity:
Common stock	1,271	1,235
Class B convertible common stock	103	103
Capital in excess of par value	188,640	181,938
Retained earnings	31,519	28,356
Accumulated other comprehensive income (loss)	(19,849)	(14,983)
Total Vishay Precision Group, Inc. stockholders' equity	201,684	196,649
Noncontrolling interests	113	159
Total equity	201,797	196,808
Total liabilities and equity	$288,842	$263,173

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	September 28,	September 29,
	2013	2012
Operating activities:
Net earnings	$3,181	$6,550
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	9,016	8,727
(Gain) loss on disposal of property and equipment	(27)	219
Share-based compensation expense	929	866
Inventory write-offs for obsolescence	901	996
Other	(3,214)	(537)
Changes in operating assets and liabilities	(4,636)	(3,303)
Net cash provided by operating activities	6,150	13,518

Investing activities:
Capital expenditures	(3,910)	(5,805)
Proceeds from sale of property and equipment	76	271
Purchase of business	(48,919)	-
Net cash used in investing activities	(52,753)	(5,534)

Financing activities:
Proceeds from long-term debt	25,000	-
Principal payments on long-term debt and capital lease obligations	(2,362)	(136)
Debt issuance costs	(384)	-
Distributions to noncontrolling interests	(64)	(50)
Net cash provided by (used in) financing activities	22,190	(186)
Effect of exchange rate changes on cash and cash equivalents	(1,195)	624

(Decrease) increase in cash and cash equivalents	(25,608)	8,422

Cash and cash equivalents at beginning of period	93,881	80,828
Cash and cash equivalents at end of period	$68,273	$89,250

Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$5,861	$-

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended		Nine fiscal months ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
GAAP net earnings attributable to VPG stockholders	$1,466	$1,942	$3,163	$6,526

Reconciling items affecting operating margin

Acquisition purchase accounting adjustments	903	-	4,401	-

Acquisition costs	57	-	752	-
Restructuring costs	99	-	487	-

Reconciling items affecting tax expenses (benefit)
Tax effect of purchase accounting adjustments,
acquisition cost adjustments, restructuring cost
adjustments, and discrete tax items	1,297	-	2,643	-

Adjusted net earnings	$1,228	$1,942	$6,160	$6,526

Weighted average shares outstanding - diluted	13,944	13,893	13,940	13,881

Adjusted net earnings per diluted share	$0.09	$0.14	$0.44	$0.47

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Nine fiscal months ended
	September 28,	September 29,	September 28,	September 29,
	2013	2012	2013	2012
Gross profit	$19,243	$18,739	$60,772	$57,470
Gross margin	33.3%	33.8%	34.1%	34.5%

Reconciling items affecting gross margin
Acquisition purchase accounting adjustments	903	-	4,401	-

Adjusted gross profit	$20,146	$18,739	$65,173	$57,470
Adjusted gross margin	34.9%	33.8%	36.6%	34.5%